Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2012 (except for the “Stock Split” section of Note 1, as to which the date is                 , 2012), with respect to the consolidated financial statements of Berry Plastics Group, Inc. as of October 1, 2011 and October 2, 2010, and for the three years in the period ended October 1, 2011, in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-180294) and related Prospectus of Berry Plastics Group, Inc. for the registration of shares of its common stock.

The foregoing consent is in the form in which it will be signed upon completion of the “Stock Split” as described in Note 1 to the consolidated financial statements.

/s/ Ernst & Young LLP

Indianapolis, Indiana

September 28, 2012